Exhibit 10.32

February 28, 2005

Dave Daly

Dear Dave:

Our team at ChromaVision Medical Systems, Inc. is pleased to offer you the position of Vice President, Sales. This position will report directly to the Company’s President and Chief Executive Officer.

The Company’s proposed compensation package can be summarized as follows:

•                  An annual base salary of $170,000, payable in biweekly increments.

•                  Eligibility for participation in the 2005 Management Incentive Program, an annual performance- based bonus, with a target payment of 40% of base salary based on the achievement of objectives as determined by the Company. This amount will be pro-rated in 2005 based on the number of months of service.

•                  Recommendation to the Compensation Committee of the Board of Directors a Stock Option Grant in the amount of 75,000 qualified (incentive) shares. Upon approval, the option price will reflect the market price at the close of business on the date of grant. A letter detailing the terms and conditions of the grant, including vesting schedule, will be forwarded to you.

•                  Eligibility to participate in ChromaVision’s benefit program, effective the first of the month following your date of hire. Eligibility for the 401(k) Plan is effective the first calendar quarter following date of hire.

•                  Car allowance of $600 per month.

•                  You will begin the accrual of vacation at the rate of three weeks and two days per year in addition to the standard paid holidays.

All of the items outlined above are subject to mutual negotiation of a formal letter agreement of employment, which will be provided to you shortly, to include the several items noted above. Please note that as a condition of employment, you will be required to sign a Non-Disclosure and Invention Assignment Agreement, an Insider Trading Policy Agreement, a Code of Conduct, and a Summary detailing Black-Out Periods. This offer is contingent upon satisfactory completion of a pre-placement drug and alcohol screen that will be paid for by the Company, as well as a successful background and reference check.

If you have any questions, or require additional information, please do not hesitate to call me. We look forward to working with you, and having you as part of our team!

Sincerely,

/s/ Ronnie Andrews
Ronnie Andrews
President and Chief Executive Officer
ChromaVision Medical Systems, Inc.

I accept	/s/ David J. Daly